UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2018

GREAT WESTERN BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36688	47-1308512
(Commission File Number)	(IRS Employer Identification No.)

225 South Main Avenue
Sioux Falls, South Dakota	57104
(Address of Principal Executive Offices)	(Zip Code)

(605) 334-2548
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                         Emerging growth company        ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                                                 ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 22, 2018, Great Western Bancorp, Inc. (the “Company”) appointed Tim Kintner to the position of Executive Vice President of the Company and Regional President of Great Western Bank (the “Bank”). Mr. Kintner, who is 59 years old, joined the Bank on February 16, 2018 as Regional President and is responsible for the overall direction and banking operations for the South Dakota region. Prior to joining the Bank, Mr. Kintner was employed with Bankers Trust for 16 years holding various management executive level positions including President, CEO and Chairman of the Cedar Rapids, Iowa market from 2002 to 2013 and most recently as Executive Vice President - Regional Banking Markets and Community Relations from 2013 to 2018.

On February 22, 2018, the Company entered into a Change in Control Agreement (“Agreement”) with Tim Kintner. In accordance with its terms, the Agreement continues until either Mr. Kintner or the Company terminates Mr. Kintner’s employment.

The Agreement provides for post-termination compensation for a qualifying event or circumstance. Additionally, the Agreement provides for the payment of enhanced severance benefits if Mr. Kintner’s employment is terminated within 24 months of a "change in control" (as defined in the Agreement). Upon a termination of Mr. Kintner’s employment by the Company without “cause” or by Mr. Kintner for “good reason”, subject to a general release of claims in favor of the Company, Mr. Kintner will be entitled to: (i) a prorated annual incentive bonus under the STI Plan for the year of termination based on actual performance; (ii) a severance payment equal to two times for Mr. Kintner, the sum of (A) the then-current annual base salary and (B) the then-current target annual incentive bonus; (iii) a lump-sum payment (grossed up for applicable taxes) equal to 24 times the monthly Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") cost of continued health and medical coverage and (iv) continued vesting of any outstanding equity compensation awards under the LTI Plan as if Mr. Kintner had remained employed through the applicable vesting dates.

The Agreement provides that during the term of the Agreement or so long as Mr. Kintner is an employee of the Bank and for a period of one year thereafter unless consented to by the Bank, Mr. Kintner will not (i) compete or engage in any business or render any services to any business, person or entity that competes in the same business or profession of Bank in any county in which Bank maintains a branch office or facility at the time of termination of employment, or any county that is contiguous thereto; and (ii) solicit, aid or induce any current employee of Bank to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with Bank or its affiliates or to retain such employee, representative or agent, or take any action to assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent. The Agreement also contains confidentiality and non-disparagement provisions, which apply indefinitely.

The foregoing description of the Agreement with Mr. Kintner is qualified in its entirety by reference to the Change in Control Agreement that is attached hereto as Exhibit 10.1 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Mr. Kintner was not selected as Executive Vice President and Regional President pursuant to any arrangement or understanding between him and any other person. There are no family relationships between Mr. Kintner and any of the Company’s other directors or executive officers. Since the beginning of the Company’s last fiscal year, there has been no transaction or currently proposed transaction in which the Company was or is to be a participant and in which Mr. Kintner or any of his immediate family members had or will have a direct or indirect material interest required to be disclosed under Item 404(a) of Regulation S-K.

Item 9.01.    Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description

10.1	Change in Control Agreement between Great Western Bank and Tim Kintner

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.

GREAT WESTERN BANCORP, INC.

Date: February 26, 2018	By: /s/ Donald J. Straka
Name: Donald J. Straka
Title: Corporate Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Change in Control Agreement between Great Western Bank and Tim Kintner